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+--------+
| FORM 4 |                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

         Roper                      William                           L.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                         21250 Hawthorne Blvd. Suite 800
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                                   (Street)

       Torrance                       CA                              90503
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        (City)                      (State)                           (Zip)
2.  Issuer Name and Ticker or Trading Symbol      Davita Inc. (DVA)
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------
4.  Statement for Month/Year                  08/2002
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
      X   Director  ___ Officer             ___ 10% Owner    ___ Other
    -----               (give title below)                       (specify below)
    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of           2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   security              action     action          or Disposed of (D)                Securities           ship          of In-
   (Instr. 3)            Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
                         (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          03/31/2002   A(1)      V    118           A        $0.00                              D
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Common Stock          06/30/2002   A(2)      V    211           A        $0.00         598                  D
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

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Stock Options (Right to Buy)        $25.22             04/11/2002           A(3)     V               18,000
-----------------------------------------------------------------------------------------------------------------------------
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
 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                        6. Date Exer-           7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                           cisable and             Underlying Securities        of          of Deriv-        ship          ture
                           Expiration              (Instr. 3 and 4)             Deriv-      ative            Form of       of In-
                           Date                                                 ative       Secur-           Deriv-        direct
                           (Month/Day/                                          Secur-      ities            ative         Bene-
                           Year)                                                ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                         --------------------------------------------------     5)          Owned            (D) or        ship
                         Date           Expira-                Amount or                    at End           Indirect      (Instr.
                         Exer-          tion      Title        Number of                    of               (i) of        4)
                         cisable        Date                   Shares                       Month            (Instr. 4)
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                         04/11/2003(4) 04/11/2007 Common Stock 18,000                    18,000            D
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
Explanation of Responses:

See attached page(s)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

          /s/ William L. Roper                 9/5/02
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

          Roper, William L.
          21250 Hawthorne Boulevard, Suite 800
          Torrance, CA 90803
          DaVita Inc. (DVA)
          08/2002

Name: Roper, William L.                        Statement for Month/Year: 08/2002
      21250 Hawthorne Blvd., Suite 800         Issuer Name: DaVita Inc. (DVA)
      Torrance, CA 90503
--------------------------------------------------------------------------------
Note: 1 Grant of Restricted Units which will vest on March 31, 2003.

Note: 2 Grant of Restricted Units which will vest on June 30, 2003.

Note: 3 Nonqualified stock options granted under the First Amended and Restated
        1997 Equity Compensation Plan.

Note: 4 The option vests according to the following schedule: 7,333 shares on April 11, 2003. 7,333 shares on April 11, 2004 and 3,334 shares on April 11, 2005.